Exhibit 99.1

2320 NW 66TH COURT GAINESVILLE, FL 32653

352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech 2005 Revenue Up 11% to $91M;

Net Income $6.6M or $0.57 EPS

Q4 Revenue $23.1M, Net Income $1.8M or $0.16 EPS

Gainesville, FL, February 27, 2006 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for fiscal year 2005 increased 11.2% to $91.0 million from $81.8 million in 2004. Net income for the year was $6.6 million or $0.57 diluted earnings per share for the year, compared with net income of $7.3 million or $0.63 diluted earnings per share during 2004.

Exactech Chairman and CEO Bill Petty said, “Results have been within our guidance since the first quarter of 2005, and we made substantial progress in strengthening our internal manufacturing capabilities, improving the dependability of the supply chain and resolving delivery issues that hindered our results earlier in the year.”

For the fourth fiscal quarter ended December 31, 2005, revenue increased 10.0% to $23.1 million compared with $21.0 million in the fourth quarter of 2004. Net income was $1.84 million or $0.16 per diluted share versus net income of $1.86 million or $0.16 per diluted share a year earlier.

Petty said, “Total knee sales increased 2% to $49.6 million in 2005, while hip sales rose 1% to $15.8 million. During the fourth quarter, knee sales were $11.8 million and hip sales were $4.0 million. Revenues from our biologics division were up to $11.4 million and gained momentum in the second half of the year with growth to $3.2 million in the fourth quarter. We recorded growth in sales in other product lines due to success with our new shoulder line and cement lines.

“International sales for the year rose 19% to $18.6 million from $15.7 million in 2004. These sales represented 20% of total sales in 2005, compared with 19% of total sales in 2004. In the fourth quarter, international sales were up 8% to $4.8 million from $4.5 million in the same quarter of 2004 due to strong European sales.

“We remain highly committed to our biologics business. We are working toward developing a family of products that will serve a wide variety of orthopaedic uses. We finished the year on a particularly strong note in our biologics business and we believe we will continue to see positive results in the year ahead.

“The year 2005 marked our company’s 20-year anniversary, which we celebrated with a record number of new products. Our strong commitment to understanding and meeting our customers’

Exactech, Inc.

needs has always been a competitive advantage for us and we intend for it to remain so. During the last year, we introduced nine major new products and our new product pipeline remains strong. Our new shoulder system, which we introduced roughly a year ago, has already gained material market share and we are optimistic for its continued growth in 2006.

“During the year we made progress on a number of other fronts, including international sales. We began direct sales in the United Kingdom, opened a branch office for direct distribution in Canada and acquired the rest of our subsidiary in China. We also added distribution in Ireland, Denmark and Venezuela,” Petty said.

Chief Financial Officer Jody Phillips said, “Our gross margin improved to 67.9% last year from 67.2% in 2004 as we realized the benefit from increased internal manufacturing. By the end of this year, we expect that we will be manufacturing over 50 percent of our product components in our expanded Gainesville facilities. This should be beneficial to our margins and our ability to deliver quality products on a timely basis and in the quantities that we require. Total operating expenses in the year increased 18% to $50.4 million. Our largest increase in expenditures during the year was our 23% increase in research and development expenditures. Sales and marketing expenses increased 17%, and general and administrative expenses increased 18%.”

Looking forward, the company said its target for diluted earnings per share in the first quarter ending March 31, 2006 is in the range of $0.12 to $0.14 based on anticipated revenues of $23.5 million to $25.5 million. The company said its forecast for 2006 is for revenue in the range of $100 million to $106 million and diluted EPS of $0.58 to $0.66. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

To participate, call (866) 709-4186 any time after 4:55 p.m. Eastern on Feb. 27. International and local callers should dial (678) 460-1872. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

-more-

Exactech Inc.

A live and archived webcast will be available on the Internet for 90 days at http://www.hawkassociates.com/exactech/company.htm. Viewers will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found at http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website, http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates, Inc. at (305) 451-1888, e-mail: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,007	$490
Trade receivables, net of allowance of $458 and $261	17,360	16,780
Income taxes receivable	—	22
Prepaid expenses and other assets, net	1,040	880
Inventories	53,134	31,172
Deferred tax assets	1,014	545

Total current assets	73,555	49,889

PROPERTY AND EQUIPMENT:
Land	1,015	865
Machinery and equipment	13,483	11,385
Surgical instruments	24,186	16,998
Furniture and fixtures	1,957	1,781
Facilities	8,884	8,120

Total property and equipment	49,525	39,149
Accumulated depreciation	(18,843)	(14,396)
Facilities expansion in progress	1,507	—

Net property and equipment	32,189	24,753

OTHER ASSETS:
Product licenses and designs, net	1,140	600
Deferred financing costs, net	283	143
Notes receivable-related party	2,053	1,028
Other investments	571	809
Advances and deposits	879	227
Patents and trademarks, net	4,169	4,530
Goodwill	352	—

Total other assets	9,447	7,337

TOTAL ASSETS	$115,191	$81,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,052	$6,944
Income taxes payable	367	—
Current portion of long-term debt	1,109	815
Commissions payable	1,704	1,441
Royalties payable	625	570
Other liabilities	1,263	1,898

Total current liabilities	15,120	11,668

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,757	3,843
Line of credit	17,328	—
Long-term debt, net of current portion	11,253	6,631

Total long-term liabilities	32,338	10,474

Total liabilities	47,458	22,142

SHAREHOLDERS’ EQUITY:
Common stock	114	112
Additional paid-in capital	23,698	22,373
Accumulated other comprehensive income	(35)	—
Retained earnings	43,956	37,352

Total shareholders’ equity	67,733	59,837

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$115,191	$81,979

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Period Ended December 31,		Twelve Month Period Ended December 31,
	2005	2004	2005	2004
NET SALES	$23,054	$20,960	$91,016	$81,815

COST OF GOODS SOLD	7,358	6,714	29,248	26,799

Gross profit	15,696	14,246	61,768	55,016

OPERATING EXPENSES:
Sales and marketing	6,476	5,851	27,046	23,077
General and administrative	2,403	2,093	9,815	8,295
Research and development	1,498	1,293	5,879	4,788
Depreciation and amortization	1,417	1,189	4,989	4,109
Royalties	612	557	2,711	2,427

Total operating expenses	12,406	10,983	50,440	42,696

INCOME FROM OPERATIONS	3,290	3,263	11,328	12,320

OTHER INCOME (EXPENSE):
Interest income	47	21	126	46
Interest expense	(366)	(82)	(810)	(287)
Foreign currency exchange gain (loss)	8	(66)	35	(14)

INCOME BEFORE PROVISION FOR INCOME TAXES	2,979	3,136	10,679	12,065

PROVISION FOR INCOME TAXES	1,049	1,153	3,745	4,308

EQUITY IN NET LOSS OF OTHER INVESTMENTS	(92)	(127)	(330)	(453)

NET INCOME	$1,838	$1,856	$6,604	$7,304

BASIC EARNINGS PER SHARE	$0.16	$0.17	$0.59	$0.66

DILUTED EARNINGS PER SHARE	$0.16	$0.16	$0.57	$0.63

SHARES - BASIC	11,350	11,138	11,209	11,095

SHARES - DILUTED	11,549	11,604	11,509	11,583